CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2010, relating to the financial statements and financial statement schedules of ProPhase Labs, Inc. and subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ Amper, Politziner & Mattia LLP

September 30, 2010